Exhibit 99.1

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DYNCORP.

DYNCORP
11710 Plaza America Drive
Reston, Virginia 20190

        The undersigned hereby appoints Dan R. Bannister and Paul V. Lombardi, and each of them, as proxies, with full power of substitution, and hereby authorizes each of them to present the shares of Common Stock of DynCorp, held of record by or beneficially (other than shares held in any company retirement benefits plan) on behalf of the undersigned as of February 10, 2003 at the Special Meeting of Stockholders of DynCorp to be held on Friday, March 7, 2003 at 8:00 a.m., eastern daylight time, at the offices of DynCorp, 11710 Plaza America Drive, Reston, Virginia, and at any adjournment thereof, and to vote such shares as directed below with respect to the matter set forth and upon any other matter which may properly come before the meeting or any adjournment thereof.

(Continued on Other Side, Please Sign and Date on Other Side, and Return in Enclosed Envelope)

The shares represented hereby will be voted as directed by this proxy. Please mark this card as indicated to give your voting instructions. If you wish to vote in accordance with the Board of Directors' recommendations, please sign below; no boxes need to be checked. If no box is checked, your shares will be voted FOR the merger. The Board of Directors recommends a vote FOR the proposal.	Please mark your votes as indicated in this example	☒

	FOR	AGAINST	ABSTAIN
1. Approval and adoption of the Amended and Restated Agreement	☐	☐	☐
and Plan of Merger, dated as of February 7, 2003, among DynCorp, Computer Sciences Corporation and Garden Acquisition LLC

Please mark, sign, and return this proxy card in the enclosed postage-free envelope to:
DynCorp Attn: Corporate Secretary 11710 Plaza America Drive Reston, Virginia 20190-6039

Signature	Signature	Date

Your proxy card must be received by the Corporate Secretary no later than the close of business on March 5, 2003 in order to be counted.